Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-61199 and 333-104574 on Form S-3, and in Registration Statement Nos. 333-104571, 333-104572, 333-104573 and 333-04169 on Form S-8 of our report dated December 5, 2003 (which report expresses an unqualifed opinion and contains an explanatory paragraph relating to performing certain procedures with respect to 2001 reportable segments that were restated to conform to the change in the composition of reportable segments in 2002), appearing in this Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2003.

DELOITTE & TOUCHE LLP

McLean, VA
December 16, 2003